UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2016

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 29, 2016, Full House Resorts, Inc. (“Full House”) amended its lease through which it operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa & Casino in Incline Village, Nevada.

Through Full House’s wholly-owned subsidiary, Gaming Entertainment (Nevada) LLC, a Nevada limited liability company (the “Company”), it entered into the Third Amendment to Casino Operations Lease (the “Amendment”) with Hyatt Equities, L.L.C. (“Hyatt”), amending the terms of that certain Casino Operations Lease dated June 28, 2011 (as amended April 8, 2013, and further amended November 25, 2015, the “Lease”).

Pursuant to the terms of the Lease, Hyatt and the Company previously agreed to renovate the casino, with Hyatt investing up to $3.5 million at its sole cost and expense and the Company purchasing up to $1.5 million of new gaming devices and equipment. The Amendment extends the date by which each party must complete its respective obligations to June 30, 2017, subject to force majeure events or delays caused by the other party. In addition, the Amendment corrects a typographical error relating to the description of the annual rent amount.

Except as set forth in the Amendment, all other terms of the Lease remain unchanged.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Report and which is hereby incorporated by reference.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit 10.1	Third Amendment to Casino Operations Lease, effective August 29, 2016, between Hyatt Equities, L.L.C. and Gaming Entertainment (Nevada) LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: August 30, 2016	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Third Amendment to Casino Operations Lease effective as of August 29, 2016, by and between Gaming Entertainment (Nevada) LLC, a Nevada limited liability company, and Hyatt Equities, L.L.C., a Delaware limited liability company